Exhibit (a)(1)(J)

Instructions for Customer Service Representatives

Overview:

As a Customer Service Representative helping with the Genworth Exchange Offer, your role is to help eligible Genworth employees access the website and get the information they need. That information is in the Offering Memorandum and on the Genworth Exchange Offer website. The Offering Memorandum is the primary data source for employees and has been filed with the Securities and Exchange Commission (SEC) as well as placed on the Genworth Exchange Offer website. The attached script will help you in answering employee inquiries and requests for assistance.

Responses to Questions Regarding Access to Genworth Exchange Offer Website:

The website address is: Genworth.com/optionexchange

Complete website login steps to access your account are:

1.	Enter your user Single Sign On user ID (SSO)

2.	In the password field: enter your date of birth in the format mmddyyyy

3.	Upon login, you will be prompted to create a new password.

[If access is gained and questions remain, help employee navigate through website.

If access is not gained, follow standard IT problem solving techniques to resolve access problem.]

Responses to People Who are Having Difficulty Accessing the Website:

A.	Some people have problems with access if their laptop security is set too high, or if they are blocking “pop ups”. Please check with the Genworth IT Help Desk if you think this might be the case. (For example, if you are not able to access but others you know are able.)

B.	It appears we may be experiencing some website difficulties. I will alert our technical department. Please try the website a little later or check back with me again.

Responses to Questions about the Duration of the Exchange Offer:

The Exchange Offer will expire at 5:00 p.m. Eastern Time on August 18, 2009 (the “Expiration Date”), unless extended by Genworth. If you choose to participate, you must properly complete and submit your election prior to the Expiration Date. All the other information about the Genworth Exchange Offer is on the Genworth Exchange Offer website. Let me help you access the Exchange Offer website: www.genworth.com/optionexchange

Responses to Questions about the “Paper/Fax” Process:

1.	First Response – encourage use of website:

The Genworth Exchange Offer Website is the complete source of data to help you process your elections or withdrawals in connection with the Genworth Exchange Offer. All your eligible option holdings are listed. You will also be able to print a confirmation statement from the website.

If your primary work location is outside of the U.S., you must sign a copy of your election confirmation and return it to Genworth using one of the following means:

By Email:	compensation@genworth.com

By Facsimile:	866-878-0212

By Mail or Courier:	Attn: Executive Compensation
6620 West Broad Street
Richmond, Virginia 23230
Contact Number: 866-931-4954

You can access the website at: www.genworth.com/optionexchange

2.	Second Response – provide directions for paper election form:

Genworth has provided for a paper and fax process to elect to participate or to withdraw previously elected exchanges. I need to tell you it is not as immediate as the website, and you will not have the same tools available on the website. The information about using the paper election form is in the Offering Memorandum on the website and filed with the U.S. Securities and Exchange Commission (SEC). However, if you are unable to access the exchange offer website, you may request a paper election form by emailing the executive compensation team at compensation@genworth.com or by contacting your human resources manager.

To elect to participate in the exchange offer using the paper election form, please complete the election form and return it to Genworth so it is received before 5:00 p.m., U.S. Eastern Time, on August 18, 2009, using one of the following means:

By Email:	compensation@genworth.com

By Facsimile:	866-878-0212

By Mail or Courier:	Attn: Executive Compensation
6620 West Broad Street
Richmond, Virginia 23230
Contact Phone Number: 866-931-4954

Confirmation of Receipt:

If your primary work location is outside of the U.S. (and therefore you are required to provide Genworth with a signed election confirmation), or if you submit your election on the paper election form, Genworth will send you confirmation upon our receipt of such document.

Election Change:

You may change your election at any time from July 13, 2009 until August 18, 2009, as long as we receive your new properly completed and submitted election by 5:00 p.m., U.S. Eastern Time, on August 18, 2009.

Responses to Questions about Terms of Genworth Exchange Offer:

Information regarding the exchange offer is on the Genworth Exchange Offer Website and in the Offering Memorandum, which is filed with the U.S. Securities and Exchange Commission (SEC). Have you reviewed the Website? Let me help you access the Website to check there for the information you’re seeking.

Responses to Questions about Eligible Options for Exchange:

Please refer to the website for questions and answers, and for a list of your eligible options.

May I help you access the Genworth Exchange Offer website?

If you do not have access to the website, may I provide you with information from the website for you? Let me access it for you and read you what it says about the information you’re seeking.

Questions about outstanding options currently held by the participant:

[Please inform the participant of their current outstanding option positions. Please inform the participant that they will then need to refer to the Offering Memorandum that contains the eligibility criteria for the options available for this exchange.

If participant cannot access website please read the criteria for options available for the exchange.]

All other questions:

[Refer to website and read answers from there as needed. Have them contact Genworth’s executive compensation team at compensation@genworth.com.]